Exhibit 99.1

Shutterfly Announces Results of Annual Meeting of Stockholders

REDWOOD CITY, California (May 23, 2018) — Shutterfly, Inc. (NASDAQ:SFLY), the leading digital retailer and manufacturer of high-quality personalized products and services, announced that stockholders voted in favor of all four proposals at the company’s 2018 Annual Meeting of Stockholders. Shutterfly’s management team and board of directors thanks shareholders for their continued support.

The voting results are as follows:

•	FOR the election of Thomas D. Hughes, Eva Manolis and Elizabeth (Libby) Sartain to the Shutterfly Board of Directors;

•	FOR, on an advisory basis, the compensation of the company’s named executive officers;

•	FOR, an amendment of the 2015 Equity Incentive Plan to increase the number of shares available for issuance thereunder by 900,000 shares; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the year ending December 31, 2018.

About Shutterfly, Inc.

Shutterfly, Inc. is the leading digital retailer and manufacturer of high-quality personalized products and services. Founded in 1999, Shutterfly brings your photos to life in photo books, gifts, and cards and stationery – through its flagship Shutterfly products, premium offerings in its Tiny Prints boutique, as well as wedding invitations and stationery for every step of the planning process; and through BorrowLenses, the premier online marketplace for photographic and video equipment rentals. Shutterfly, Inc. also operates Shutterfly Business Solutions, delivering high quality digital printing services to the enterprise market, and Lifetouch, the leader in school photography. For more information about Shutterfly, Inc. (SFLY), visit www.shutterflyinc.com.

Investors

Shawn Tabak, (650) 610-6026

stabak@shutterfly.com

Media

Nicole Stier, (650) 610-6013

nstier@shutterfly.com